Exhibit 99.2

Employees and Customers Written Communication Statement dated February 10, 2020

Communication 1: Internal Message to E&S and Spitz employees

February 10th, 2020 - Elevate Entertainment Inc. (“Elevate”) has entered into a merger agreement with Evans & Sutherland Computer Corporation (“E&S”) to acquire, through its acquisition subsidiary, all of the issued and outstanding shares of the common stock of E&S.  The transaction is expected to close in the first quarter of 2020, subject to E&S shareholders tendering a majority of the issued and outstanding shares of common stock of E&S in the tender offer and other customary closing conditions.  Once the transactions have been consummated, E&S will become a private company and a wholly owned subsidiary of Elevate Entertainment.  Elevate is an affiliate of Mirasol Capital, the investing arm of Winn Family Office located in Dallas, Texas.

We have been working with the Elevate management team for several months to make this exciting deal a reality.  Kirk, Paul, and I will report directly to Jeb Terry, the CEO of Elevate, after the consummation of the transactions.  Our offices in Salt Lake City and Chadds Ford will not be moved and your benefits and current compensation will not be changed due to the transactions.  In short, we will continue to conduct business as usual going forward.

We believe that the incremental capital and leadership that Elevate can bring can help us achieve our goals and uncover new opportunities.  We will continue to push our existing business initiatives forward as we expand our offering and invest together in the future.  The management team at Elevate and Mirasol Capital is not only very familiar with our business, they are also customers who made the seed gift to fund a Spitz planetarium and Scidome system in Dallas, TX.

This is a great day for E&S and we are excited about the next chapter.

In connection with the proposed acquisition, Elevate’s acquisition subsidiary, Elevate Acquisition Corporation, will commence a tender offer for the outstanding shares of E&S.  The tender offer has not yet commenced.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of E&S, nor is it a substitute for the tender offer materials that Elevate and its acquisition subsidiary will file with the SEC upon commencement of the tender offer.  At the time the tender offer is commenced, Elevate and its acquisition subsidiary will file tender offer materials on Schedule TO, and E&S will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information.  Holders of shares of E&S are urged to read these documents when they become available because they will contain important information that holders of E&S securities should consider before making any decision regarding tendering their securities.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of E&S at no expense to them.  The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, E&S files annual, quarterly and special reports and other information with the SEC.  You may read and copy any reports or other information filed by E&S at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  E&S’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Communication 2 - Message to clients:

February 10th, 2020 - Elevate Entertainment Inc. (“Elevate”) has entered into a merger agreement with Evans & Sutherland Computer Corporation (“E&S”) to acquire, through its acquisition subsidiary, all of the issued and outstanding shares of the common stock of E&S.  The Boards of Directors of Elevate and E&S have each unanimously approved the transactions.  The transaction is expected to close in the first quarter of 2020, subject to E&S shareholders tendering a majority of the issued and outstanding shares of common stock of E&S in the tender offer and other customary closing conditions. Once the transactions have been consummated, E&S will become a private company and a wholly owned subsidiary of Elevate Entertainment. Elevate is an affiliate of Mirasol Capital, the investing arm of Winn Family Office located in Dallas, Texas.

The E&S and Spitz brands that you have grown accustomed to will remain intact and we will conduct business as usual. We and Elevate have exciting plans for the future and will still support the existing Nanoseam, Scidome, and Digistar products that you are familiar with.

Please reach out with questions.

In connection with the proposed acquisition, Elevate’s acquisition subsidiary, Elevate Acquisition Corporation, will commence a tender offer for the outstanding shares of E&S.  The tender offer has not yet commenced.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of E&S, nor is it a substitute for the tender offer materials that Elevate Entertainment and its acquisition subsidiary will file with the SEC upon commencement of the tender offer.  At the time the tender offer is commenced, Elevate and its acquisition subsidiary will file tender offer materials on Schedule TO, and E&S will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information.  Holders of shares of E&S are urged to read these documents when they become available because they will contain important information that holders of E&S securities should consider before making any decision regarding tendering their securities.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of E&S at no expense to them.  The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, E&S files annual, quarterly and special reports and other information with the SEC.  You may read and copy any reports or other information filed by E&S at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  E&S’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.